EXHIBIT 99.1

720 Park Blvd./P.O. Box 73	Media Contact: Laurie Spiegelberg
Boise, Idaho 83729 • www.wgint.com	(208) 386-5255
Investor Contact: Earl Ward
FOR RELEASE:	(208) 386-5698

Washington Group International Expands Its Stock/Warrant Buyback Program

BOISE, Idaho (Dec. 29, 2005) – Washington Group International, Inc. (Nasdaq: WGII) today announced that its Board of Directors has authorized the company to expand its current stock/warrant buyback program by $25 million, increasing the size of its overall buyback program to $125 million.

The company has purchased 3.4 million warrants on the open market or in privately negotiated transactions at an aggregate cost of $71.6 million.  In addition, on December 23, 2005, the U.S. Bankruptcy Court for the District of Nevada approved an agreement under which the company will purchase 1.75 million warrants held in trust under the company’s plan of reorganization for $27.5 million.  The purchase is subject to the entry of a final court order.  The company expects the purchase to close by mid-January.  This will leave approximately 3.0 million warrants outstanding.

Washington Group International (http://www.wgint.com) provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 25,000 employees at work in more than 30 countries, the company provides professional, scientific, management, and development services in more than two dozen major markets including power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Each forward-looking statement, including, without limitation, any financial guidance, speaks only as of the date on which it is made, and Washington Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. The forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results may vary materially as a result of changes or developments in social, economic, business, market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by customers, clients, suppliers, business partners, or government bodies.  Performance is subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of customers, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-Looking Information” and “Item 1. Business - Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2004.